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                                                                                                 EXHIBIT 12


                                               MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                          COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                         (Dollars In Millions)


                                                        For the Three Months            For the Six Months
                                                                Ended                           Ended
                                                       -----------------------       ------------------------
                                                        June 28,     June 30,          June 28,     June 30,
                                                          1996         1995             1996          1995
                                                       ----------   ----------       ----------    ----------
Total pretax earnings from continuing
  operations  . . . . . . . . . . . . . . . . . .       $  698         $  464          $1,369        $  843
                                                        ------         ------          ------        ------

Add:

  Fixed Charges

    Interest  . . . . . . . . . . . . . . . . . .        2,808          3,032           5,565         5,813

    Other (A) . . . . . . . . . . . . . . . . . .           38             34              77            69
                                                        ------         ------          ------        ------

  Total fixed charges . . . . . . . . . . . . . .        2,846          3,066           5,642         5,882


  Preferred stock dividend requirements . . . . .           19             19              37            39
                                                        ------         ------          ------        ------

  Total combined fixed charges and
    preferred stock dividends . . . . . . . . . .        2,865          3,085           5,679         5,921
                                                        ------         ------          ------        ------



Pretax earnings before fixed charges  . . . . . .       $3,544         $3,530          $7,011        $6,725
                                                        ======         ======          ======        ======

Pretax earnings before combined fixed
 charges and preferred stock dividends  . . . . .       $3,563         $3,549          $7,048        $6,764
                                                        ======         ======          ======        ======



Ratio of earnings to fixed charges  . . . . . . .         1.25           1.15            1.24          1.14

Ratio of earnings to combined fixed charges
 and preferred stock dividends  . . . . . . . . .         1.24           1.15            1.24          1.14

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(A)  Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.